NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD EDGE, LINCOLN MKX SET CROSSOVER GROWTH PACE; CUSTOMERS ALSO SNAP UP HYBRIDS, CARS, SYNC

•	Ford Motor Company sales totaled 182,951 in November, up 0.4 percent versus a year ago.

•	All-new Ford Edge and Lincoln MKX paced Ford, Lincoln and Mercury crossovers to a sales increase of 119 percent; year-to-date crossover sales were up 63 percent.

•	Ford Focus posts 18 percent sales gain and Ford Fusion sales were up 39 percent.

•	SYNC-equipped units are turning fast and elevating opinions and consideration for Ford.

•      Lincoln retail sales were higher for the 14th month in a row.

•	Ford announces first quarter 2008 North American production.

DEARBORN, Mich., Dec 3 – Continued growth in crossover sales and increased demand for hybrids, fuel-efficient cars and Ford's industry-exclusive SYNC in-car connectivity technology drove Ford Motor Company’s (NYSE:F) sales in November.  Company sales totaled 182,951, up 0.4 percent versus a year ago.  November marked the first sales increase following 12 months of declines.

“It is encouraging to see our newest cars, crossovers, hybrids and industry-first SNYC technology resonating with customers,” said Mark Fields, president, The America’s.  “Continuing to deliver more quality products that people really want and carefully gauging customer demand in the months ahead will help ensure we stay on track with our plan.”

Consumer demand continues to grow for the all-new Ford Edge and Lincoln MKX crossover utility vehicles.  Edge sales were 12,594 and Lincoln MKX sales were 3,360.  Total sales of crossover utilities, including the redesigned Ford Escape, Ford Taurus X, and Mercury Mariner were 33,271, up 119 percent compared with a year ago.  Escape Hybrid and Mariner Hybrid models set November sales records.

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Sales of the new 2008 Ford Focus were up 18 percent compared with a year ago.  Focus is one of 12 Ford, Lincoln and Mercury models equipped with SYNC, an affordable, industry-exclusive in-car connectivity technology that fully integrates most Bluetooth-enabled cell phones and MP3 players into a customer’s driving experience.

“All of our SYNC-equipped models are turning quickly,” said Fields.  “Affordable technology that integrates mobile communication and entertainment devices appears to be resonating with consumers.  Beyond that, SYNC appears to be changing opinions about Ford and elevating consideration for our products and brands.”

Ford Fusion and Mercury Milan also contributed to the company’s November sales increase.  Fusion sales were up 39 percent and Milan sales increased 43 percent.

Lincoln continued its winning streak in November as retail sales climbed 4 percent.  November marked the 14th straight month of higher retail sales for the premium brand.  Total Lincoln sales in November were down 7 percent, reflecting lower fleet sales.

In November, Ford, Lincoln and Mercury sales to individual retail customers were 3 percent lower than a year ago.  Sales to daily rental companies were down 6 percent, but sales to commercial fleet and government customers were up 25 percent.

North American Production
In the first quarter of 2008, the company plans to produce 685,000 vehicles in North America.  This is the initial forecast of first quarter production.  In the first quarter of 2007, the company produced 740,000 vehicles.  Fourth-quarter 2007 production is 645,000 units, unchanged from the previously announced plan.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.
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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.fordvehicles.com.

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